Exhibit 99.2

Transcript of May 2, 2007 Business Update Call

8:30 a.m. EST

Operator:

Ladies and gentlemen, thank you for standing by. Welcome to the BISYS business update conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, instructions will be given at that time. If should require assistance at any time, please press the star, followed by the zero, and an operator will assist you. As a reminder, this conference is being recorded today, Wednesday, May 2, 2007.

I would now like to turn the conference over to our host, Ms. Amy Conti, Vice President-Investor Relations. Please go ahead.

Amy Conti:	Thank you, Holly and good morning everyone. With me today is Bob Casale, Chairman of the Board and interim president and CEO of BISYS and Bruce Dalziel, our CFO.

Except for historical information, the matters discussed in this call are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances due to future events, as well as changes in economic, competitive, regulatory and/or technological factors affecting BISYS' business, including without limitation the impact of the Company's proposed transactions with Citibank North America and the outcome of pending and future government investigations and litigations involving the Company. More detailed information about risk factors that could cause actual results to differ materially are noted BISYS' periodic filings with the SEC, including its annual report on Form 10-K for the year ended June 30, 2006. These documents can be accessed on BISYS website at www.bisys.com under the “Investor Relations” tab. Forward-looking statements are only predictions, not guarantees of performance, and speak only as of the date they are made. BISYS disclaims any obligation to update or amend these statements in light of new information, future events or otherwise.

I'd like to turn the call over to Bob.

Bob Casale:

Good morning, everyone, and thanks for attending our call. First, let me thank you for your patience as we have worked through the strategic alternative process over the last eight-plus months. I'm sure you all have many questions, so we intend to keep our comments brief so that we can get to your questions. The intent of this call is to provide you with some insight on the transaction and also to give you a high-level update on our businesses performance.

As we noted in the press release, BISYS has entered into a definitive agreement to be acquired in total by Citigroup. Shareholders will receive $12.00 in cash per share, made up of $11.85 per share to be paid by Citi and a special dividend of $0.15 per share payable by BISYS and conditioned upon the closing of the acquisition. Simultaneously, Citi intends to sell BISYS' Insurance Services Group and BISYS' Retirement Services to JC Flowers. The transaction is subject to a number of conditions, including shareholder approval and to regulatory approvals. We expect the transaction to close in the second half of this year.

Let's shift now to the process we went through that led us to this result. Soon after our announcement, our banker, Bear Stearns, began to field calls with potential strategic and financial buyers. Here are some statistics. Interest was nearly evenly split: of the 142 calls, just under half or 47% were with potential strategic buyers. Following those 142 conversations, we executed 77 confidentiality agreements and issued books to those parties. Next, we received 26 initial indications of interest, split evenly between potential strategic and financial buyers. We conducted nine management presentations and had numerous follow-up due diligence calls. In final round bidding, we received four letters of intent between February and April.

In early April, we entered a period of exclusivity with Citi. The culmination of our negotiations is the deal that you are hearing about today.

In addition to the Fairness Opinion rendered by Bear Stearns, we received a second fairness opinion by Merrill Lynch. Analyses by both firms indicated that Citi's offer, including the payment of a special dividend was fair from a financial point of view, to our stockholders.

The Board, its special committee and its advisors concluded that Citi's offer provided the best transaction available for shareholders. The Board is very supportive of this transaction. As a footnote, one of our directors was out of the country and could not participate in the final vote, but I can assure you, however, he is fully supportive of the transaction.

All of these necessary steps have taken time and we are pleased to finally bring the process to a successful conclusion. As you know, the business mix of BISYS is diverse, as opposed to a pure-play with a singular focus. Naturally it has taken some time for potential buyers to understand each of the businesses. Looking at each part of the business also required analysis around each of the many of BISYS' acquisitions that were completed over its eighteen-year history, including the tax basis of each. In some cases, the bases were low because the business had been profitable for a number of years.

I will now give you a quick update on our expected full year business performance. We expect our third-quarter fiscal year 2007 financials to be filed with the SEC on or before May 10. While this filing is still under review, I will comment at a high level on the outlook for the full year. We are not going to get into detailed financial questions today—that's not really the purpose of this call. But we think an overview may be helpful to you in understanding what is happening in terms of our financial performance.

At a high level, in terms of the full year Fiscal 2007 results versus results a year ago, the overall picture is one of bottom-line operating performance, before Corporate Costs, on par with 2006. Overall revenue growth is expected to be up in the mid single digits range with strong growth in our Alternative Investments business and some revenue support coming from the small acquisitions we did earlier in the year.

In our insurance businesses, while we are winning some new business, new client growth has been significantly challenged by a number of factors, including market conditions in our individual businesses, greater customer attrition in a couple of cases, and reduced customer wins relative to expectation, as well as general uncertainty and other conditions related to our strategic review process. Corporate costs have been elevated by professional fees associated with getting our filings current and the strategic review process, as well as retention payments made to key employees during this process.

Let me describe some of the major trends within the businesses: we are seeing strong performance in our Alternatives business, based on continuing additional funds, adding continual additional funds from existing customers and asset growth. New client growth is currently slower than it would normally be outside the context of the strategic review process with some large prospects wanting a clearer perspective on our ownership structure before signing on. We are winning new opportunities primarily from existing clients. Client retention has also remained strong, based upon strong service delivery.

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We are seeing continuing steady performance in our Retirement business, based on organic growth. The business is experiencing modest growth in both revenue and profitability over last year. While we are behind plan on institutional sales this year, we think there are good opportunities for new business wins in this business going forward, offsetting normal plan attrition.

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We are experiencing weaker year on year in our Funds Services business. While gross revenue has held up fairly well, profitability is down considerably year on year based on a decline in net revenues and margin pressure. In addition, the present overhang from our past challenges in this business is dampening new sales growth nearer term. We have had some smaller wins, but they have been outpaced by client losses and fee reductions. We now believe this trend is likely to continue into 2008, based on potential customer attrition among those customers touched by the SEC investigation-related issues.

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The Life business has benefited from the acquisition of Time Financial last summer and has some bright spots in renewal revenue and other areas. But new sales are relatively slow, in line with our understanding of broader industry trends for companies such as ours, and we are experiencing slightly lower percentage margins based on business mix and investments in future growth.

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Commercial Insurance pricing in our sectors of the market has softened significantly and like the industry, our commercial insurance business is not having a good year. The pricing environment has contributed to the loss of a few key clients without wins large enough to offset them year to date. Despite a small lift from the acquisitions we did earlier in the year, we are expecting revenue to be slightly down year on year. Margins have also been compressed into the high teens and are dragging down the Insurance segment results overall. Pricing in this business is cyclical and over time, our results are likely to fluctuate accordingly.

All in Operating Income for fiscal year 07 compared to 06 at the segment level is expected to be a little better in the Investment segment, with Alternative gains offset by Fund Services declines and a little lower in Insurance with a small gain in Life offset by a bigger decline in Commercial.

Exclusive of the legal settlements we accrued for in 2006, Corporate Costs are expected to be higher in 2007 than in 2006, due primarily to costs associated with the strategic review process, including professional fees and retention payments.

Inclusive of Corporate Costs, Total Operating Income is expected to be lower than in 2006, primarily due to these extraordinary Corporate costs. But because of our efforts in this area, the Legal, Regulatory and Control outlook has improved substantially over the past year. As I mentioned earlier, we are current in our SEC filings and have settled most of the major exposures with only fairly routine business related litigation left to be resolved.

Now, let me open the line for your questions.

Operator:

Ladies and gentlemen, at this time if you wish to ask a question, please press the star, followed by the one on your touch tone phone. You will hear a tone indicating you are into the queue. If you press star one prior to this message we ask that you please do so again at this time. You may withdraw your question from the queue at any time by pressing star two. If you are using speakerphone today, please pick up the handset before pressing the numbers. Once again, if you would like to ask a question, please press star one at this time. And one moment please while we wait for our first question.

Our first question comes from the line of Bryan Keane with Prudential. Go ahead.

Bryan Keane:

Good morning. Congratulations on the deal. I am just curious to know what kind of valuation was used, any metrics in particular that were used for the different business units. Was it EBITDA, cash flow earnings, any thoughts on that?

Bruce Dalziel:

Yes, that of course varied by bidder because we were on the sell-side in terms of coming up with our valuation and our advisors' evaluation of what would be a fair price. We certainly looked at EBITDA multiples and price-to-earnings multiples, etc., and discounted cash flows as well. Really, it was a very thorough analysis done by Bear Stearns and by Merrill Lynch as well to assure that the valuation was fair. And of course, at the end of the day, it's a simpler analysis from the sell-side in terms of what delivers the best package for shareholders.

Bryan Keane:	Did you guys give any consideration at the end of the review at all of just foregoing the whole idea of selling the business and just remaining public and hiring a CEO?

Bruce Dalziel:

Yes, absolutely. That was within our toolkit in terms of the strategic options that we considered, and you know, as a subset of that, all the various permutations that you might try to maximize shareholder value under those scenarios, such as a stock buyback and so on. But at the end of the day, when we ran all of the numbers, we found this was the most compelling offer.

Bryan Keane:	Okay, congratulations.

Operator:	Our next question comes from the line of Jim Kissane from Bear Stearns. Go ahead.

Jim Kissane:	Can you provide a little more color on the tax implications of the transaction, maybe the tax basis of some of the major business lines?

Bruce Dalziel:

Yes, sure, Jim. Good morning. You know, we're not going to get into the minutiae of the tax basis of each, but I think you can understand, in terms of by looking at what happened when we did our banking transaction, that we really had to focus on the net proceeds. We got 470 million in gross proceeds from Open Solutions in that case, and on a net basis, we got 300 million. So perhaps that would be the most dramatic example.

But there were pockets. Because each of these businesses had been profitable for a long time, we had similar tax-base issues in each of the businesses, which led to an economic result that favored a complete sale of the Company at the end of the day, not by design but just in terms of how the various offers panned out.

Jim Kissane:	Okay. It seems like things have deteriorated somewhat across all of your business lines since the Q was filed I guess last March. Is that the case?

Bruce Dalziel:

We will have another Q that we are publishing shortly, so you'll be able to see what happened in Q3, but I think Bob's summary was very good in that the alternatives businesses are actually doing very well, and the retirement business is doing very well as well.

The Funds business does continue to be challenged. I think that this transaction really helps in that regard. I think it's going to be a big boost to our customer base in the Funds business to know that the Citi brand and the Citi resources are available to help those customers. So, we've seen some softness there and also more softness, I would say, than we expected at the beginning of the year in the commercial insurance business. There, in terms of pricing, the segments that we play in, which are primarily the excess lines and transportation in particular, pricing is down significantly in those areas, beyond what we had envisioned.

If you read about the broader commercial insurance market, you'll hear about property and casualty, which has not softened as much. But in our sectors, it has been significant. That really has been in bigger revenue hit than we expected at the beginning of the year.

Jim Kissane:	And it has gotten worse since March when the Q was filed?

Bruce Dalziel: Yes, it has gotten a little worse since March in terms of the overall industry environment; I think that's fair.

Jim Kissane:	Will you conduct a call after the release of Q3 results, or is this it?

Bruce Dalziel: We are still working with legal counsel on that. If we aren't able to do a call, we will try to give a very full press release, but we are still discussing that internally at this point.

Jim Kissane:	Okay, thanks.

Operator:	Ladies and gentlemen, if you would like to ask a question, please press the star followed by the one. One moment please while we wait again for our (inaudible) question. Hold on one moment.

Bob Casale:

If there are no further questions, let me thank you for your participation and again for your patience. You've been very understanding during this challenging time, relative to the strategic process, and we very much appreciate that. We look forward to all of the opportunities that we believe now the business, its clients, customers and shareholders can enjoy from the perspective of this transaction with Citigroup. Thank you again for your participation.

Operator:

Ladies and gentlemen, this conference will be available for replay after 12 PM noon Eastern Standard Time today through Saturday, May 5, 2007 at midnight Eastern Standard Time. You may access the AT&T executive replay system any time by dialing 1-800-475-6701 and entering access code 8782665. International participants may dial 320-365-3844. Those numbers again are 1-800-475-6701, 320-365-3844 and access code 8782665.

Mr. Bob Casale, did you have any further words?

Bob Casale:	No, that will do it for us. Thank you.

Operator:	Thank you. Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation and using AT&T Executive Teleconference. You may now disconnect.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed Merger and required stockholder approval, BISYS will file with the Securities and Exchange Commission (the “SEC”) a proxy statement. The proxy statement will be mailed to BISYS stockholders and will contain information about BISYS, the proposed merger and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement from BISYS by mail, stockholders will be able to obtain the proxy statement, as well as other filings containing information about BISYS, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from BISYS at www.bisys.com.

PARTICIPANTS IN SOLICITATION

BISYS and its directors and executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies in connection with the merger. Information concerning BISYS’ participants is set forth in BISYS’ Annual Report on Form 10-K for the fiscal year ended June 30, 2006, which was filed with the SEC on December 18, 2006. Additional information regarding the interests of participants of BISYS in the solicitation of proxies in connection with the merger will be included in the proxy statement to be filed with the SEC. BISYS’ press